AMENDMENT

TO

FEE AGREEMENT

Amendment to Fee Agreement (“Amendment”) made as of August 1, 2012, between Causeway Capital Management Trust, a Delaware statutory trust (“Trust”), and Causeway Capital Management LLC (“Causeway”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS the Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company, and has established a series of shares of beneficial interest, which corresponds to a distinct portfolio, and is known as Causeway Global Value Fund (the “Fund”);

WHEREAS the Trust entered into an Investment Advisory Agreement, dated as of September 20, 2001, between the Trust and Causeway (the “Investment Advisory Agreement”);

WHEREAS the Investment Advisory Agreement contemplates the addition of new series of the Trust, upon execution of a fee agreement with respect to such newly-established series;

WHEREAS the Trust has entered into a Fee Agreement, dated as of April 28, 2008, between the Trust and Causeway (the “Fee Agreement”) relating to the Fund; and

WHEREAS the parties desire to amend the Fee Agreement solely to reduce the fee payable thereunder;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Compensation. Section 3 of the Fee Agreement regarding compensation is hereby amended to replace “0.85%” with “0.80%”.

2. Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Fee Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect as provided therein.

3. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

4. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Trust and Causeway and each of its respective permitted successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated as of the day and year first above written.

CAUSEWAY CAPITAL MANAGEMENT TRUST
Attest:

By:		By:
	Name: Christina Vaughan		Name: Turner Swan
	Title: Executive Assistant		Title: President

CAUSEWAY CAPITAL MANAGEMENT LLC
Attest:

By:		By:
	Name: Christina Vaughan		Name: Gracie V. Fermelia
	Title: Executive Assistant		Title: Chief Operating Officer

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